Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Territorial Bancorp Inc.:

We consent to the incorporation by reference in the registration statement No. 333-168839 and No. 333-170579 on Form S-8 of Territorial Bancorp Inc. of our report dated March 13, 2015, with respect to the consolidated balance sheet of Territorial Bancorp Inc. as of December 31, 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014, which report appears in the December 31, 2015 annual report on Form 10-K of Territorial Bancorp Inc.

/s/ KPMG LLP

Honolulu, Hawaii
March 14, 2016